EARNINGS RELEASE

SUPPLEMENTAL DATA

SECOND QUARTER / **2015**

MAA

WWW.MAAC.COM

TABLE OF CONTENTS
Press Release Text	1
Financial Highlights	6
Consolidated Statements of Operations	8
Share and Unit Data	9
Funds from Operations	10
Consolidated Balance Sheets	11
Non-GAAP Financials and Other Definitions	12
Portfolio Statistics	S-1
Components of Property Net Operating Income/Components of Same Store Property Expenses	S-3
NOI Contribution Percentage by Region	S-4
NOI Bridge	S-5
Multifamily Same Store Comparisons	S-6
Multifamily Development Pipeline/Multifamily Lease-up Communities	S-9
2015 Acquisition Activity	S-9
2015 Disposition Activity	S-10
Debt and Debt Covenants as of June 30, 2015	S-11
EBITDA and Balance Sheet Ratios	S-13
2015 Guidance	S-14
Credit Ratings/Common Stock/Investor Relations Data	S-15

OVERVIEW

MAA REPORTS SECOND QUARTER RESULTS
MEMPHIS, Tenn., July 29, 2015 /PRNewswire/ -- Mid-America Apartment Communities, Inc., or MAA, (NYSE: MAA) today announced operating results for the quarter ended June 30, 2015.

Highlights

•
Core Funds from Operations, or Core FFO, per diluted common share and unit, or per Share, was $1.36 for the second quarter; 15% above the same period in the prior year and represents a record quarterly performance for the company.

•	Same store net operating income, or NOI, for the second quarter increased 7.5% as compared to the same period in the prior year.

•	Average effective rent per unit for the same store portfolio increased 4.7% during the second quarter as compared to the prior year, while average physical occupancy also increased 1.0%.

•	Physical occupancy for the same store portfolio ended the quarter at 96.7%.

•	Resident turnover for the same store portfolio remained low for the second quarter of 2015 at 53.6% on a rolling twelve month basis.

•	During the quarter the company acquired two properties, a 325-unit community located in Scottsdale, Arizona and a new 254-unit community located in Richmond, Virginia.

•
During the second quarter the company completed construction on an expansion project in Nashville, Tennessee and also began construction on two additional expansion projects at existing communities located in Charleston, South Carolina and Orlando, Florida.

•
Since the beginning of the year the company has completed the sale of 21 properties for a combined price of $354.3 million. This pricing produced a 5.8% economic cap rate, based on trailing twelve months' NOI, and a 14.1% leveraged internal rate of return on the capital invested.

•	With the completion of the sale of these 21 properties, at an average age of 25 years, the company has exited 11 markets year-to-date within the Secondary Market segment of the portfolio.

•	Year-to-date the company has renovated 2,432 apartment homes under our redevelopment program, achieving average rental rate increases of 10.2% above non-renovated homes.

•
The company is issuing revised guidance for the full year of 2015, with Core FFO now expected to be in the range of $5.25 per Share to $5.41 per Share for the full year, an increase from the prior guidance range of $5.09 per Share to $5.33 per Share.

Eric Bolton, Chairman and Chief Executive Officer, said, “Leasing conditions across our high-growth markets coupled with the opportunities captured from our merger transaction closed in late 2013 continue to generate strong results. Delivery of new apartment product across a number of our markets is being well absorbed by the growing demand for apartment housing. We're pleased with the results captured from our planned property sales for the year. The capital recycling being completed this year, coupled with the significant recycling activity over the past few years, has the company well positioned to capture the benefits of the robust leasing environment and the full cycle performance objective that drives our strategy.”

Funds from Operations
For the quarter ended June 30, 2015, FFO was $112.4 million, or $1.41 per Share, compared to $95.5 million, or $1.20 per Share, for the quarter ended June 30, 2014. Core FFO, which excludes certain non-cash or non-routine items, for the quarter ended June 30, 2015 was $108.0 million, or $1.36 per Share, as compared to $93.9 million, or $1.18 per Share, for the quarter ended June 30, 2014.

For the six months ended June 30, 2015, FFO was $219.3 million, or $2.76 per Share, compared to $192.9 million, or $2.43 per Share, for the six months ended June 30, 2014. Core FFO for the six months ended June 30, 2015 was $213.2 million, or $2.68 per Share, as compared to $189.5 million, or $2.39 per Share, for the six months ended June 30, 2014.

A reconciliation of FFO and Core FFO to net income attributable to MAA and an expanded discussion of the components of FFO and Core FFO can be found later in this press release.

Net Income Available to Common Shareholders
For the quarter ended June 30, 2015, net income available for common shareholders was $136.3 million, or $1.81 per diluted common share, compared to $31.6 million, or $0.42 per diluted common share, for the quarter ended June 30, 2014. Results for the quarter ended June 30, 2015 included $105.4 million, or $1.40 per diluted common share, of gains related to the sale of real estate assets during the period. Results for the quarter ended June 30, 2014 included $3.9 million, or $0.05 per diluted common share, of merger and integration expenses and $3.6 million, or $0.05 per diluted common share, of gains related to the sale of real estate assets during the period.

For the six months ended June 30, 2015, net income available for common shareholders was $197.6 million, or $2.62 per diluted common share, compared to $46.5 million, or $0.62 per diluted common share, for the six months ended June 30, 2014. Results for the six months ended June 30, 2015 included $135.6 million, or $1.80 per diluted common share, of gains related to the sale of real estate assets during the period. Results for the six months ended June 30, 2014 included $9.9 million, or $0.13 per diluted common share, of merger and integration expenses and $12.2 million, or $0.16 per diluted common share, of gains related to the sale of real estate assets during the period.

Second Quarter Same Store Operating Results

Operating results for the Same Store portfolio of 71,376 apartment units for the company's Large Market and Secondary Market portfolios are presented below:

	Percent Change From				Three months ended
	Three months ended June 30, 2014				June 30, 2015
				Average	Average
				Effective	Physical
	Revenue	Expense	NOI	Rent per Unit	Occupancy
Large Markets	7.0%	5.3%	8.1%	5.4%	96.1%
Secondary Markets	5.3%	3.6%	6.5%	3.2%	96.2%
Same Store	6.4%	4.7%	7.5%	4.7%	96.2%

Total Same Store revenue growth of 6.4% during the second quarter was primarily produced by a 5.3% increase in revenues per occupied unit, to $1,102, combined with a 1.0% increase in average physical occupancy for the quarter, as compared to the same period in the prior year. Overall physical occupancy for the Same Store portfolio ended the quarter at 96.7%. Operating expenses increased 4.7% for the quarter, with the largest portion of the growth related to increases in real estate tax and personnel expenses for the quarter.

A reconciliation of NOI, including same store NOI, to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisition and Disposition Activity
During the second quarter, MAA acquired two new communities: SkySong, a 325-unit community located in Scottsdale, Arizona, and Retreat at West Creek, a 254-unit community located in Richmond, Virginia, for a combined purchase price of $111.3 million. Both communities were acquired during lease-up, and ended the second quarter with average occupancy of 82%. These acquisitions bring the year-to-date purchase price for new acquisitions properties to $157.8 million.

During the second quarter, the company sold 14 multifamily properties: Woodwinds, a 144-unit community located in Aiken, South Carolina; Westbury Creek, a 120-unit community located in Augusta, Georgia; Colony at Southpark, a 184-unit community located in Aiken, South Carolina; Bradford Pointe, a 192-unit community located in Augusta, Georgia; Oaks, a 100-unit community located in Jackson, Tennessee; Post House North, a 145-unit community located in Jackson, Tennessee; Bradford Chase, a 148-unit community located in Jackson, Tennessee; Post House Jackson, a 150-unit community located in Jackson, Tennessee; Woods of Post House, a 122-unit community located in Jackson, Tennessee; Southland Station, a 304-unit community located in Warner Robbins, Georgia; Huntington Chase, a 200-unit community located in Warner Robbins, Georgia; Paddock Park, a 480-unit community located in Ocala, Florida; Anatole, a 208-unit community located in Daytona Beach, Florida; and Sutton Place, a 253-unit community located in the Memphis, Tennessee metropolitan area.

Immediately following quarter-end, the company sold 3 additional multifamily properties: Whisperwood, a 1,008-unit community located in Columbus, Georgia; Colonial Grand at Wilmington, a 390-unit community located in Wilmington, North Carolina; and Savannah Creek, a 204-unit community located in the Memphis, Tennessee metropolitan area.

Year to date, MAA received combined gross proceeds of $354.3 million related to these dispositions and expects to recognize total net gains on the sale of real estate assets of approximately $190 million, with $135.4 million recognized as of the end of the second quarter related to the first eighteen communities sold. As a result of these property sales, the company has exited eleven markets included in the Secondary Market segment of the portfolio, achieving an economic cap rate of 5.8% and internal rates of return on invested capital of 14.1% on a leveraged basis and 10.3% on an unleveraged basis.

Also during the second quarter, the company sold Colonial Promenade Craft Farms, a commercial asset, along with a related land parcel for combined gross proceeds of $9.1 million.

Development and Lease-up Activity
During the second quarter MAA completed the construction of Colonial Grand at Bellevue Phase II, an expansion of a community located in Nashville, Tennessee, and began construction on two additional phase two expansions of current communities: a 78-unit expansion of River’s Walk, located in Charleston, South Carolina; and a 314-unit expansion of Randal Lakes, located in Orlando, Florida. With these additions, the company had four multifamily development projects remaining under construction at the end of the second quarter with a total projected development cost of $118.8 million, with $63.7 million remaining to be funded. Colonial Grand at Bellevue Phase II remains in lease-up with occupancy at 62.3% at quarter-end.

Redevelopment Activity
The company continues its redevelopment program at select communities throughout the portfolio. During the second quarter, MAA renovated a total of 1,410 units at an average cost of $4,531 per unit, bringing total units renovated during the year to 2,432 achieving average rental rate increases of 10.2% above non-renovated units.

Capital Expenditures
Recurring capital expenditures for the portfolio totaled $21.9 million for the second quarter, or approximately $0.28 per Share, as compared to $19.6 million, or $0.24 per Share, for the same period in 2014. These expenditures resulted in Core Adjusted Funds from Operations, or Core AFFO, of $1.08 per Share, for the second quarter, compared to $0.94 per Share for the same period in 2014.

Recurring capital expenditures for the portfolio totaled $32.5 million for the six months ended June 30, 2015, or approximately $0.41 per Share, as compared to $25.7 million or $0.32 per Share, for the same period in 2014. These expenditures resulted in Core Adjusted Funds from Operations, or Core AFFO, of $2.27 per Share for the six months ended June 30, 2015, compared to $2.07 per Share for the same period in 2014.

Total capital expenditures for the portfolio during the second quarter were $31.6 million on existing properties, with an additional $7.6 million on redevelopment opportunities. Total capital expenditures for the portfolio during the six months ended June 30, 2015 were $48.1 million on existing properties, with an additional $12.7 million on redevelopment opportunities.

A reconciliation of FFO and Core AFFO to net income attributable to MAA and an expanded discussion of the components of FFO and Core AFFO can be found later in this release.

Financing Activity
As part of the disposition plans and continued balance sheet improvement, during the quarter, the company paid off $35.6 million related to two property mortgages with scheduled maturities.

Balance Sheet
As of June 30, 2015,

•	Total debt to total capitalization was 37.3% (based on the June 30, 2015 closing stock price),

•	Total net debt to total gross assets (based on gross book value at June 30, 2015) was 41.4%,

•	Total debt outstanding was $3.4 billion at an average effective interest rate of 3.6%,

•	92.3% of the total debt was fixed or hedged against rising interest rates for an average of 4.3 years,

•	Fixed charge coverage ratio (Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment) was 4.14x and total net debt to Recurring EBITDA was 6.01x,

•	Approximately $367.3 million combined cash and capacity was available under the company's unsecured credit facility, and

•	Unencumbered assets increased to 70.3% of gross real estate assets as compared to 66.9% in the prior year.

A reconciliation of EBITDA and Recurring EBITDA to consolidated net income and an expanded discussion of the components of EBITDA and Recurring EBITDA can be found later in this release.

86th Consecutive Quarterly Common Dividend Declared
Our Board of Directors declared its 86th consecutive quarterly common dividend at an annual rate of $3.08 per common share and unit, which will be paid on July 31, 2015 to holders of record on July 15, 2015.

2015 Core FFO per Share Guidance
The company is revising prior guidance for full year Core FFO, which is now projected to be in a range of $5.25 per Share to $5.41 per Share, or $5.33 per Share at the midpoint, an increase from the prior guidance range of $5.09 per Share to $5.33 per Share.

Management now expects full year revenue growth from the Same Store portfolio to be in the 4.5% to 5.5% range, while property operating expense growth is expected to be in the 4.0% to 5.0% growth. This growth will result in expected property NOI growth in the range of 4.5% to 5.5%, an increase from the prior guidance range of 3.0% to 4.0%.

On a quarterly basis, Core FFO per Share for the third quarter is expected to be in the range of $1.24 per Share to $1.36 per Share, and for the fourth quarter in a range of $1.29 per Share to $1.41 per Share.

The company continues to expect total recurring capital expenditures for the full year 2015 to be in the range of $50 million - $54 million, producing Core AFFO of $4.60 per Share to $4.76 per Share, or $4.68 per Share at the mid-point, representing a 9.3% increase over Core AFFO per Share in the prior year.

Additional information on our 2015 financial and earnings guidance is included in the supplemental data accompanying this press release.

Supplemental Material and Conference Call
Supplemental data to this press release can be found on the "For Investors" page of our website at www.maac.com. MAA will host a conference call to further discuss second quarter results on Thursday, July 30, 2015, at 9:00 AM Central Time. The conference call-in number is 866-952-7532, and the moderator’s name is Tim Argo. You may also join the live webcast of the conference call by accessing the "For Investors" page of our website at www.maac.com. Our filings with the Securities and Exchange Commission are filed under the registrant names of Mid-America Apartment Communities, Inc. and Mid-America Apartments, L.P.

About MAA
MAA is a self-administered, self-managed real estate investment trust, which owned 79,977 apartment units throughout the Southeast and Southwest regions of the United States as of June 30, 2015. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com, or via mail at MAA, 6584 Poplar Ave., Memphis, TN 38138, Attn: Investor Relations.

Forward-Looking Statements
Sections of this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act, with respect to our expectations for future periods. Forward-looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning property acquisitions and dispositions, joint venture activity, development and renovation activity as well as other capital expenditures, capital raising activities, rent and expense growth, occupancy, financing activities and interest rate and other economic expectations. Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations, financial conditions or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this report may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

•	inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;

•	exposure, as a multifamily focused REIT, to risks inherent in investments in a single industry;

•
adverse changes in real estate markets, including, but not limited to, the extent of future demand for multifamily units in our significant markets, barriers of entry into new markets which we may seek to enter in the future, limitations on our ability to increase rental rates, competition, our ability to identify and consummate attractive acquisitions or development projects on favorable terms, our ability to consummate any planned dispositions in a timely manner on acceptable terms, and our ability to reinvest sale proceeds in a manner that generates favorable returns;

•	failure of new acquisitions to achieve anticipated results or be efficiently integrated;

•	failure of development communities to be completed, if at all, within budget and on a timely basis or to lease-up as anticipated;

•	unexpected capital needs;

•	changes in operating costs, including real estate taxes, utilities and insurance costs;

•	losses from catastrophes in excess of our insurance coverage;

•	ability to obtain financing at favorable rates, if at all, and refinance existing debt as it matures;

•	level and volatility of interest or capitalization rates or capital market conditions;

•	loss of hedge accounting treatment for interest rate swaps or interest rate caps;

•	the continuation of the good credit of our interest rate swap and cap providers;

•	price volatility, dislocations and liquidity disruptions in the financial markets and the resulting impact on financing;

•	the effect of any rating agency actions on the cost and availability of new debt financing;

•	significant decline in market value of real estate serving as collateral for mortgage obligations;

•	significant change in the mortgage financing market that would cause single-family housing, either as an owned or rental product, to become a more significant competitive product;

•
our ability to continue to satisfy complex rules in order to maintain our status as a REIT for federal income tax purposes, the ability of our operating partnership to satisfy the rules to maintain its status as a partnership for federal income tax purposes, the ability of our taxable REIT subsidiaries to maintain their status as such for federal income tax purposes, and our ability and the ability of our subsidiaries to operate effectively within the limitations imposed by these rules;

•	inability to attract and retain qualified personnel;

•	potential liability for breaches of our privacy or information security systems;

•	potential liability for environmental contamination;

•	adverse legislative or regulatory tax changes;

•	litigation and compliance costs associated with laws requiring access for disabled persons; and

•
other risks identified in this press release and, from time to time, in other reports we file with the Securities and Exchange Commission, or the SEC, or in other documents that we publicly disseminate.

We undertake no obligation to publicly update or revise these forward-looking statements to reflect events, circumstances or changes in expectations after the date on which this report is filed.

FINANCIAL HIGHLIGHTS
Dollars in thousands, except per share data
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014

Total property revenue	$258,891	$245,244	$517,443	$489,396

Total NOI	$158,035	$147,346	$315,938	$294,972

Management & leasing fee revenue	$—	$61	$—	$143

Recurring EBITDA	$144,398	$133,016	$287,039	$268,381

Net income per share:
Basic	$1.81	$0.42	$2.62	$0.62
Diluted	$1.81	$0.42	$2.62	$0.62

Funds from operations per share (diluted):
FFO	$1.41	$1.20	$2.76	$2.43
Core FFO	$1.36	$1.18	$2.68	$2.39
Core AFFO	$1.08	$0.94	$2.27	$2.07

Dividends declared per share	$0.7700	$0.7300	$1.5400	$1.4600

Dividends/Core FFO (diluted) payout ratio	56.6%	61.9%	57.5%	61.1%
Dividends/ Core AFFO (diluted) payout ratio	71.3%	77.7%	67.8%	70.5%

Consolidated interest expense	$29,528	$30,163	$59,459	$60,839
Mark-to-market debt adjustment	5,337	7,094	10,731	14,235
Capitalized interest	490	337	964	850
Total interest incurred	$35,355	$37,594	$71,154	$75,924

Principal payments on notes payable	$2,115	$2,504	$4,387	$5,055

FINANCIAL HIGHLIGHTS (CONTINUED)
Dollars in thousands, except per share data
	As of
	June 30, 2015	December 31, 2014
Total gross assets	$8,243,645	$8,207,272
Total debt	$3,442,244	$3,524,515
Common shares and units, outstanding end of period	79,561,396	79,458,827
Share price, end of period	$72.81	$74.68
Book equity value, end of period	$3,148,583	$3,057,722
Market equity value, end of period	$5,792,865	$5,933,985
Debt to total market capitalization ratio	37.3%	37.3%
Total net debt/total gross assets	41.4%	42.6%
Unencumbered Assets/Gross Real Estate Assets	70.3%	66.9%
Recurring EBITDA/Debt Service	3.90x	3.75x
Fixed Charge Coverage (1)	4.14x	3.99x
Total Net Debt (2)/Recurring EBITDA (3)	6.01x	6.37x

(1)	Fixed charge coverage represents Recurring EBITDA divided by interest expense adjusted for mark-to-market debt adjustment and any preferred dividends.

(2)	Total Net Debt equals Total Debt less Cash and Cash Equivalents.

(3)	Recurring EBITDA represents the twelve months ended June 30, 2015.

CONSOLIDATED STATEMENTS OF OPERATIONS
Dollars in thousands, except per share data
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Operating revenues:
Rental revenues	$236,165	$223,361	$471,106	$445,111
Other property revenues	22,726	21,883	46,337	44,285
Total property revenues	258,891	245,244	517,443	489,396
Management fee income	—	61	—	143
Total operating revenues	258,891	245,305	517,443	489,539
Operating Expenses:
Property operating expenses	100,856	97,898	201,505	195,526
Depreciation and amortization	74,396	69,631	147,508	159,644
Acquisition expense	1,159	947	1,499	958
Property management expenses	6,986	9,579	15,478	16,590
General and administrative expenses	6,657	5,212	13,224	9,554
Merger related expenses	—	795	—	2,871
Integration related expenses	—	3,151	—	6,993
Income from continuing operations before non-operating items	68,837	58,092	138,229	97,403
Interest and other non-property income (expense)	29	899	(180)	1,040
Interest expense	(29,528)	(30,163)	(59,459)	(60,839)
Loss on debt extinguishment	(3)	—	(3,379)	—
Amortization of deferred financing costs	(905)	(1,174)	(1,822)	(2,485)
Net casualty gain (loss) after insurance and other settlement proceeds	510	(295)	490	(305)
Gain on sale of depreciable real estate assets excluded from discontinued operations	105,182	3,658	135,410	6,222
Gain (loss) on sale of non-depreciable real estate assets	172	(22)	172	535
Income before income tax expense	144,294	30,995	209,461	41,571
Income tax expense	(398)	(523)	(907)	(793)
Income from continuing operations before joint venture activity	143,896	30,472	208,554	40,778
(Loss) gain from real estate joint ventures	(23)	2,919	(4)	2,895
Income from continuing operations	143,873	33,391	208,550	43,673
Discontinued operations:
Loss from discontinued operations before gain on sale	—	(4)	—	(51)
Net casualty loss after insurance and other settlement proceeds on discontinued operations	—	(1)	—	(3)
Gain on sale of discontinued operations	—	—	—	5,481
Consolidated net income	143,873	33,386	208,550	49,100
Net income attributable to noncontrolling interests	7,574	1,773	10,984	2,621
Net income available for MAA common shareholders	$136,299	$31,613	$197,566	$46,479

Earnings per common share - basic:
Income from continuing operations available for common shareholders	$1.81	$0.42	$2.62	$0.55
Discontinued property operations	—	—	—	0.07
Net income available for common shareholders	$1.81	$0.42	$2.62	$0.62

Earnings per common share - diluted:
Income from continuing operations available for common shareholders	$1.81	$0.42	$2.62	$0.55
Discontinued property operations	—	—	—	0.07
Net income available for common shareholders	$1.81	$0.42	$2.62	$0.62

Dividends declared per common share	$0.7700	$0.7300	$1.5400	$1.4600

SHARE AND UNIT DATA
Shares and units in thousands
	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
NET INCOME SHARES (1)
Weighted average common shares - Basic	75,168	74,948	75,157	74,876
Weighted average partnership units outstanding	—	—	—	—
Effect of dilutive securities	—	—	—	162
Weighted average common shares - Diluted	75,168	74,948	75,157	75,038
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	79,356	79,156	79,346	79,090
Weighted average common shares and units - Diluted	79,554	79,351	79,530	79,292
PERIOD END SHARES AND UNITS
Common shares at June 30,	75,375	75,195	75,375	75,195
Partnership units at June 30,	4,186	4,207	4,186	4,207
Total shares and units at June 30,	79,561	79,402	79,561	79,402

(1)
For additional information on the calculation of diluted shares and earnings per share, please refer to the Notes to Condensed Consolidated Financial Statements in our Quarterly Report on Form 10-Q for the six months ended June 30, 2015, filed with the SEC on July 31, 2015.

FUNDS FROM OPERATIONS
Dollars in thousands, except per share data
	Three months ended			Six months ended
	June 30,			June 30,
	2015	2014		2015	2014
Net income available for MAA common shareholders	$136,299	$31,613		$197,566	$46,479
Depreciation and amortization of real estate assets	73,663	69,044		146,116	158,493
Depreciation and amortization of real estate assets of discontinued operations	—	—		—	42
Gain on sale of discontinued operations	—	—		—	(5,481)
Gain on sale of depreciable real estate assets excluded from discontinued operations	(105,182)	(3,658)		(135,410)	(6,222)
Gain on disposition within unconsolidated entities	—	(3,414)		(12)	(3,414)
Depreciation and amortization of real estate assets of real estate joint ventures	6	155		13	354
Net income attributable to noncontrolling interests	7,574	1,773		10,984	2,621
Funds from operations attributable to the Company	112,360	95,513		219,257	192,872
Acquisition expense	1,159	947		1,499	958
Merger related expenses	—	795		—	2,871
Integration related expenses	—	3,151		—	6,993
(Gain) loss on sale of non-depreciable real estate assets	(172)	22		(172)	(535)
Mark-to-market debt adjustment	(5,337)	(7,094)		(10,731)	(14,235)
Loss on debt extinguishment	3	540	(1)	3,379	540	(1)
Core funds from operations attributable to the Company	108,013	93,874		213,232	189,464
Recurring capital expenditures	(21,899)	(19,606)		(32,496)	(25,659)
Core adjusted funds from operations	$86,114	$74,268		$180,736	$163,805

Weighted average common shares and units - Diluted	79,554	79,351		79,530	79,292

Funds from operations per share and unit - Diluted	$1.41	$1.20		$2.76	$2.43
Core funds from operations per share and unit - Diluted	$1.36	$1.18		$2.68	$2.39
Core adjusted funds from operations per share and unit - Diluted	$1.08	$0.94		$2.27	$2.07

(1) The loss on debt extinguishment for 2014 is MAA's share of debt extinguishment costs incurred by our joint venture, Mid-America Multifamily Fund II.

CONSOLIDATED BALANCE SHEETS
Dollars in thousands
	June 30, 2015	December 31, 2014
Assets
Real estate assets
Land	$904,504	$913,408
Buildings and improvements	6,705,727	6,781,210
Furniture, fixtures and equipment	214,943	214,742
Capital improvements in progress	69,975	80,772
	7,895,149	7,990,132
Accumulated depreciation	(1,338,726)	(1,358,400)
	6,556,423	6,631,732
Undeveloped land	52,629	55,997
Corporate property, net	8,331	7,988
Investments in real estate joint ventures	1,809	1,791
Assets held for sale	64,265	—
Real estate assets, net	6,683,457	6,697,508
Cash and cash equivalents	30,030	26,653
Restricted cash	53,406	28,181
Deferred financing cost, net	12,764	17,812
Other assets	62,149	61,119
Goodwill	1,607	2,321
Total assets	$6,843,413	$6,833,594

Liabilities and Shareholders' Equity
Liabilities
Secured notes payable	$1,413,793	$1,592,116
Unsecured notes payable	2,028,451	1,932,399
Accounts payable	11,884	8,395
Fair market value of interest rate swaps	13,071	13,392
Accrued expenses and other liabilities	215,134	219,044
Security deposits	11,281	10,526
Liabilities associated with assets held for sale	1,216	—
Total liabilities	3,694,830	3,775,872
Redeemable stock	6,298	5,911
Shareholders' equity
Common stock	754	752
Additional paid-in capital	3,622,323	3,619,270
Accumulated distributions in excess of net income	(647,413)	(729,086)
Accumulated other comprehensive income (loss)	952	(412)
Total MAA shareholders' equity	2,976,616	2,890,524
Noncontrolling interest	165,669	161,287
Total equity	3,142,285	3,051,811
Total liabilities and shareholders' equity	$6,843,413	$6,833,594

NON-GAAP FINANCIALS AND OTHER DEFINITIONS
Average Effective Rent per Unit
Average effective rent per unit represents the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Average Physical Occupancy
Average physical occupancy represents the average of the daily physical occupancy for the quarter.

Average Total Revenue per Occupied Unit
Average total revenue per occupied unit represents total revenue divided by the average daily number of units that were physically occupied.

Core Adjusted Funds From Operations (Core AFFO)
For purposes of these computations, Core AFFO is composed of Core FFO less recurring capital expenditures. As an owner and operator of real estate, we consider Core AFFO to be an important measure of performance from core operations because Core AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Core Funds From Operations (Core FFO)
Core FFO represents FFO excluding certain non-cash or non-routine items such as acquisition, merger and integration expenses, mark-to-market debt adjustments, loss or gain on debt extinguishment, and loss or gain on sale of non-depreciable assets. While our definition of Core FFO is similar to others in our industry, our precise methodology for calculating Core FFO may differ from that utilized by other REITs and, accordingly, may not be comparable to such other REITs. Core FFO should not be considered as an alternative to net income. We believe that Core FFO is helpful in understanding our operating performance in that it removes certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance.

Development Portfolio
Communities remain identified as development until certificates of occupancy are obtained for all units under development. Once all units are delivered and available for occupancy, the community moves into the Lease-up Portfolio.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)
For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, income taxes, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

Effective Occupancy
Effective occupancy represents contract rents on occupied units divided by the sum of market rents on vacant units and contract rents on occupied units.

Funds From Operations (FFO)
FFO represents net income available for common shareholders (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, asset impairment, gains or losses on disposition of real estate assets, plus net income attributable to noncontrolling interest, depreciation of real estate, and adjustments for joint ventures to reflect FFO on the same basis. Because noncontrolling interest is added back, FFO, when used in this document, represents FFO attributable to the Company. While our definition of FFO is in accordance with the National Association of Real Estate Investment Trust’s definition, it may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income. MAA believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. MAA believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

NON-GAAP FINANCIALS AND OTHER DEFINITIONS (CONTINUED)
Lease-up Portfolio
New acquisitions acquired during lease-up and newly developed communities remain in the Lease-up Portfolio until stabilized.

Net Operating Income (NOI)
Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Other Non-Same Store Portfolio
Other Non-Same Store includes recent acquisitions, communities in development or lease-up, communities that have undergone a significant casualty loss, and commercial assets.

Recurring Earnings Before Interest Taxes Depreciation and Amortization (Recurring EBITDA)
Recurring EBITDA represents EBITDA excluding certain non-cash or non-routine items such as acquisition and merger and integration expenses. We believe Recurring EBITDA is an important performance measure as it adjusts for certain items that by their nature are not comparable over periods and therefore tend to obscure actual operating performance. Recurring EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of Recurring EBITDA may differ from the methodology utilized by other companies to calculate Recurring EBITDA.

Same Store Portfolio
We review our Same Store Portfolio at the beginning of each calendar year, or as significant transactions warrant. Communities are generally added into the Same Store Portfolio if they were owned and stabilized at the beginning of the previous year. Communities that have been approved by the Board of Directors for disposition are excluded from our Same Store Portfolio. Communities that have undergone a significant casualty loss are also excluded from our Same Store Portfolio. Within our Same Store Portfolio communities are designated as operating in Large or Secondary markets:

Large Market Same Store communities are generally those communities in markets with a population of at least one million and at least 1% of the total public multifamily REIT units.

Secondary Market Same Store communities are generally those communities in markets with either a population less than one million or less than 1% of the total public multifamily REIT units, or both.

Stabilized Communities
Communities are considered stabilized after achieving 90% occupancy for 90 days.

CONTACT: Investor Relations of MAA, 866-576-9689 (toll free), investor.relations@maac.com